Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS

TOANO, Va., November 4, 2015 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the third quarter and nine months ended September 30, 2015.

Third Quarter Results

Net sales in the third quarter of 2015 were $236.1 million, a decrease of 11.3% from the third quarter of 2014, including a comparable store net sales decline of 14.6% due to a 13.0% decrease in the number of customers invoiced and a 1.6% decrease in the average sale. The Company believes net sales were negatively impacted by unfavorable allegations surrounding the product quality of its laminates sourced from China which weakened demand for all merchandise categories, with laminates and bamboo impacted the most. The Company also believes the decrease in net sales was due, in part, to our suspension of sales of all laminate flooring sourced from China and the disruption of supply during the replacement of certain engineered hardwood vendors, as well as a stronger competitive environment. Non-comparable store net sales increased $8.9 million over the comparable prior year period. The Company opened seven new stores during the third quarter of 2015.

Gross margin was 30.1% in the third quarter of 2015. Gross margin continued to be adversely impacted by certain reductions in retail prices implemented in late 2014, promotional pricing, efforts to simplify the Company’s product assortment and reduce clearance inventory, and changes in sales mix. Gross margin was also affected by approximately $2.4 million (100 basis points) in costs related to the Company’s indoor air quality testing program. Gross margin in the third quarter of 2014 was 39.2%.

Selling, general and administrative (“SG&A”) expenses in the third quarter of 2015 increased $10.0 million, or 12.7%, from the third quarter of 2014 to $88.3 million. This rise was primarily due to an $8.7 million increase in legal and professional fees, $3.0 million in fixed asset impairment charges related to the Company’s decision to discontinue certain non-core investments, and employee retention incentives of approximately $2.7 million. Lower advertising costs in the third quarter of 2015 partially offset these increases. SG&A expenses were 37.4% of net sales in the third quarter of 2015, compared to 29.5% of net sales in the third quarter of 2014.

Net loss was $8.5 million, or a loss of $0.31 per diluted share, in the third quarter of 2015 as compared to net income of $15.7 million, or $0.58 per diluted share, in the third quarter of 2014.

Cash and cash equivalents at September 30, 2015 totaled $53.8 million compared with $10.8 million at September 30, 2014 and $20.3 million at December 31, 2014. At September 30, 2015, the Company had $20.0 million outstanding on its revolving credit facility.

Thomas D. Sullivan, Founder and Acting Chief Executive Officer, commented, “We are making progress on the implementation of our key initiatives. During the quarter, we began a simplification of our product assortment to improve the shopping experience for the customer. With our new head of compliance on board, we are developing stronger relationships with suppliers around the globe and have continued our engagement with regulators and other stakeholders. Although there are still challenges ahead of us, we believe that if we stay focused and execute on our initiatives, we will continue to bring value to our customers, employees and shareholders.”

First Nine Months Results

Net sales decreased 4.1% to $744.0 million in the first nine months of 2015 from $775.4 million in the first nine months of 2014. Comparable store net sales decreased 9.0% for the first nine months of 2015. Non-comparable store net sales increased $38.1 million over the prior year. The Company opened 18 new stores during the first nine months of 2015 and as of September 30, 2015, operated 370 stores in 46 states and Canada.

Gross margin decreased to 30.2% for the first nine months of 2015 from 40.2% in the same period of 2014. In addition to the reasons set forth above, gross margin in the first nine months of 2015 was also negatively impacted by, among other things, approximately $9.6 million (130 basis points) in costs related to the Company’s indoor air quality testing program; costs of approximately $5.2 million (70 basis points) related to the Company’s decision to discontinue certain non-core investments; a $4.9 million (66 basis points) accrual for a probable loss for countervailing and antidumping duties owed on certain shipments of engineered hardwood imported from China; and $1.6 million (22 basis points) in incremental transportation expenses incurred in conjunction with the consolidation and transition of the East Coast distribution center.

SG&A expenses were 37.2% of net sales for the first nine months of 2015, compared to 30.5% of net sales for the first nine months of 2014. SG&A expenses in the first nine months of 2015 included an $18.3 million increase in legal and professional fees, $13.2 million of legal accruals in connection with the resolution of certain regulatory matters, $4.4 million related to the Company’s decision to discontinue certain non-core investments and $1.1 million of incremental expenses to complete the consolidation and transition of the East Coast distribution center.

Net loss was $36.6 million, or a loss of $1.35 per diluted share, in the first nine months of 2015 as compared to net income of $46.0 million, or $1.67 per diluted share, in the first nine months of the prior year.

Company Outlook

At this time, the Company cannot estimate a fourth quarter 2015 outlook, but does expect the following for the full year 2015:

•	The opening of a total of 23 to 24 new store locations in the expanded showroom format.

•	The remodeling of a total of 12 existing stores in the expanded showroom format.

•	Capital expenditures between $22 million and $25 million.

Mr. Sullivan concluded, “Despite the challenges we faced in the third quarter, we believe that our value proposition is as strong and relevant as ever to our customers. Although our results were not at the level we would have hoped, we remain focused on our business and believe that our store model, coupled with the right assortment of products and pricing, will continue to provide our customers with quality flooring at the best value.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, November 4, 2015, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through November 11, 2015 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13619614. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 370 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and vinyl plank. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about the corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, earnings performance, margins, return on invested capital, strategic direction, capital expenditures, supply chain, the demand for the Company’s products, and store openings and remodels. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rates; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the amount necessary to and the ability to retain and motivate the Company’s employees; the availability of sufficient suitable hardwood; the impact on the Company if it is unable to maintain quality control over its products; the cost and effect on the Company’s reputation of, and consumer’s purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China; the Company’s suppliers’ ability to meet its quality assurance requirements; disruption in the Company’s suppliers’ abilities to supply needed inventory; the impact on the business of the expansion of laminate products sourced from Europe and North America and the flooring industry’s demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company’s indoor air quality testing program; changes in business and consumer spending and the demand for the Company’s products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company’s products; the costs and outcome of pending or potential litigation or governmental investigations; the ability to successfully and timely implement the compliance plan in connection with the plea agreement entered into with the Department of Justice; the ability to make timely payments pursuant to the terms of the plea agreement entered into with the Department of Justice; the ability to borrow under its asset-based revolving credit facility; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of (i) the Form 10-K for the year ended December 31, 2014, (ii) the Form 10-Q for the quarter ended March 31, 2015 and (iii) the Form 10-Q for the quarter ended September 30, 2015.

For further information contact:

Lumber Liquidators Investor Relations
Steve Calk
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30,	December 31,
	2015	2014
Assets
Current Assets:
Cash and Cash Equivalents	$53,804	$20,287
Merchandise Inventories	243,381	314,371
Prepaid Expenses	6,653	5,575
Other Current Assets	33,548	17,044
Total Current Assets	337,386	357,277
Property and Equipment, net	123,250	124,867
Goodwill	9,693	9,693
Other Assets	1,679	1,625
Total Assets	$472,008	$493,462

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$52,872	$80,303
Customer Deposits and Store Credits	33,864	34,943
Accrued Compensation	8,721	3,693
Sales and Income Tax Liabilities	4,933	7,472
Other Current Liabilities	31,914	17,836
Total Current Liabilities	132,304	144,247
Other Long-Term Liabilities	15,509	6,603
Deferred Tax Liability	8,172	10,558
Revolving Credit Facility	20,000	—
Total Liabilities	175,985	161,408

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,087,445 and 27,069,307 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,824,233 and 2,816,780 shares, respectively)	(138,979)	(138,692)
Additional Capital	179,055	177,479
Retained Earnings	257,427	294,033
Accumulated Other Comprehensive Loss	(1,510)	(796)
Total Stockholders’ Equity	296,023	332,054
Total Liabilities and Stockholders’ Equity	$472,008	$493,462

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income (Loss)

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2015	2014	2015	2014

Net Sales	$236,064	$266,067	$743,969	$775,443
Cost of Sales	165,068	161,909	519,077	463,760
Gross Profit	70,996	104,158	224,892	311,683
Selling, General and Administrative Expenses	88,333	78,377	276,564	236,309
Operating (Loss) Income	(17,337)	25,781	(51,672)	75,374
Other Expense	56	82	137	246
(Loss) Income Before Income Taxes	(17,393)	25,699	(51,809)	75,128
Income Tax (Benefit) Expense	(8,914)	9,974	(15,203)	29,102
Net (Loss) Income	$(8,479)	$15,725	$(36,606)	$46,026
Net (Loss) Income per Common Share—Basic	$(0.31)	$0.58	$(1.35)	$1.68
Net (Loss) Income per Common Share—Diluted	$(0.31)	$0.58	$(1.35)	$1.67
Weighted Average Common Shares Outstanding:
Basic	27,086,443	27,096,229	27,080,389	27,332,418
Diluted	27,086,443	27,270,997	27,080,389	27,569,800

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash Flows from Operating Activities:
Net (Loss) Income	$(36,606)	$46,026
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	13,087	10,846
Stock-Based Compensation Expense	1,883	4,040
Impairment Charges	8,394	—
Deconsolidation of Variable Interest Entity	1,457	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	65,949	(36,557)
Accounts Payable	(23,702)	(717)
Customer Deposits and Store Credits	(964)	10,841
Prepaid Expenses and Other Current Assets	(11,696)	(2,374)
Other Assets and Liabilities	16,181	329
Net Cash Provided by Operating Activities	33,983	32,434
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(19,471)	(56,214)
Net Cash Used in Investing Activities	(19,471)	(56,214)
Cash Flows from Financing Activities:
Payments for Stock Repurchases	(287)	(53,263)
Proceeds from the Exercise of Stock Options	—	2,938
Excess Tax Benefit from Stock-Based Compensation	(769)	3,747
Borrowings on Revolving Credit Facility	39,000	26,000
Payments on Revolving Credit Facility	(19,000)	(26,000)
Net Cash Provided by (Used in) Financing Activities	18,944	(46,578)
Effect of Exchange Rates on Cash and Cash Equivalents	61	512
Net Increase (Decrease) in Cash and Cash Equivalents	33,517	(69,846)
Cash and Cash Equivalents, Beginning of Period	20,287	80,634
Cash and Cash Equivalents, End of Period	$53,804	$10,788